BlackRock Resources & Commodities Strategy Trust
File No. 811-22501
Item No. 77M (Mergers) -- Attachment

During the six month period ending December 31, 2014, BlackRock Resources & Commodities Strategy Trust (the "Registrant" or "BCX") acquired substantially all of the assets and assumed substantially all of the liabilities of each of BlackRock Real Asset Equity Trust ("BCF") and BlackRock EcoSolutions Investment Trust ("BQR") (File Nos. 811-21931 and 811-22082, respectively) in a merger transaction (the "Reorganizations").

The Board of Trustees of each of the Registrant, BCF and BQR unanimously approved its respective Reorganization and the proposals to effectuate such Reorganization, including an Agreement and Plan of Reorganization and the issuance of additional common shares, as applicable.

The Board of Trustees and the shareholders of BCF approved an Agreement and Plan of Reorganization between BCF and the Registrant (the "BCF Agreement"), the termination of BCF's registration under the Investment Company Act of 1940 (the "1940
Act") and the dissolution of BCF under Delaware law.

The shareholders of BQR approved an Agreement and Plan of Reorganization between BQR and the Registrant (the "BQR
Agreement" and collectively with the BCF Agreement, the "Agreements"), the termination of BQR's registration under the 1940 Act and the dissolution of BQR under Delaware law.

In connection with the Reorganizations, the shareholders of the Registrant approved the issuance of additional common shares of the Registrant.

On August 5, 2014, in connection with the Reorganizations, the Registrant filed a Preliminary Registration Statement on Form N-
14 (File No. 333-197857) (the "N-14 Registration Statement").

The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganizations by the shareholders of BCF and BQR and the approval of the issuance of additional common shares of the Registrant by the shareholders of the Registrant.

Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on September 17, 2014 followed by a filing on Form 497 on September 23, 2014.

The N-14 Registration Statement as so amended was declared effective by the Commission on September 19, 2014.

The post-effective Amendment No. 1 to the N-14 Registration
Statement was filed on December 8, 2014.

Each of BCF and BQR dissolved and terminated its existence in the State of Delaware on December 8, 2014.

BCF and BQR each filed an application for deregistration under the 1940 Act on Form N-8F on December 29, 2014.

In the Reorganizations, the Registrant acquired substantially all of the assets and liabilities of BCF and BQR in a merger transaction, pursuant to the Agreements, each in a tax-free transaction in exchange for an equal aggregate value of newly-issued common shares of the Registrant. Common shareholders of BCF and BQR received an amount of BCX common shares equal to the aggregate net asset value of their holdings of BCF and BQR common shares, respectively, as determined at the close of business on December 5, 2014. Fractional shares of the Registrant were not issued in the Reorganizations and consequently cash were distributed for any such fractional amounts.

The Reorganizations were accomplished by a tax-free exchange of shares of BCX in the following amounts and at the following conversion ratios:


Target Fund
BCF

Shares Prior to Reorganization
57,173,280

Conversion Ratio
0.75619994

Shares of BCX
43,234,424


Target Fund
BQR

Shares Prior to Reorganization
12,564,457

Conversion Ratio
0.73620796

Shares of BCX
9,250,050